CERTIFICATE OF OFFICER
OF
LENNAR PARTNERS, INC.
Pooling and Servicing Agreement
dated as of March 1, 2004 (tbe "Agreement"), by and among
Deutsche Mortgage & Asset Receiving Corporation, as Depositor, GMAC
Commercial Mortgage Corporation, as Servicer, Wells Fargo Bank N.A., as
Trustee, LaSalle Bank National Association, as Bond Administrator and Paying
Agent, and
Lennar Partners, Inc., as Special Servicer
(COMM 2004 -LNB2)
The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC.,
a Florida Corporation (the "Company"), in accordance with Section 3.14 of the
Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year (or such shorter period from the Closing Date to the end of the related calendar year) and of its performance under this
Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year (or such shorter period), and there has been no default in the fulfillment of any such obligation, and (iii) to the best of such officer's knowledge, each related sub-servicer, if any, has fulfilled its obligations under its sub-servicing agreement in all material respects and (iv) the Company has received no notice regarding qualification, or challenging the status, of the Upper-Tier REMIC,
Lower-Tier REMIC or the Loan REMIC as a REMIC or of the Grantor Trust as a
"grantor trust" from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2005.
/s/ Susan K. Chapman
Susan K. Chapman
Vice President
Lennar Partners, Inc.